Exhibit (j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 28, 2015 relating to the financial statements of AB Global Risk Allocation Fund, Inc. (formerly known as AllianceBernstein Global Risk Allocation Fund, Inc.) for the fiscal year ended November 30, 2014, which is incorporated by reference in this Post-Effective Amendment No. 124 to the Registration Statement (Form N-1A No. 2-10988) of AB Global Risk Allocation Fund, Inc.

                                                           /s/ ERNST & YOUNG LLP



New York, New York
February 25, 2015